Exhibit 99.1

China Housing & Land Development Inc. Announces Receipt of NASDAQ Notice of Bid Price Deficiency

Xi’an, China – December 29, 2014 – China Housing & Land Development, Inc. (“China Housing” or the “Company”; Nasdaq: CHLN) today announced that it received notice from the NASDAQ OMX GROUP ("Nasdaq") stating that the bid price of the Company's common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing by the continued listing requirements of NASDAQ listing rule 5450(a)(1).

In accordance with listing rule 5810(c)(3)(A), the Company has 180 calendar days, or until June 20, 2015, to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days (or such longer period of time as the NASDAQ staff may require in some circumstances, but generally not more than 20 consecutive business days) before June 20, 2015.  In the event the Company does not regain compliance within this compliance period, it may still be eligible for an additional period to regain compliance under certain circumstances.

The Company intends to actively monitor the closing bid price of its common stock between now and June 20, 2015 and will evaluate available options to resolve the deficiency and regain compliance with the minimum bid price rule.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ. The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Ms. Jing Lu

Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi’an

jinglu@chldinc.com / English and Chinese

Mr. Bill Zima, ICR
+86 10 6583 7511

William.Zima@icrinc.com

China Housing Investor Relations Department

+1 646.308.1285